Exhibit 3.1

Certificate of Amendment to the Certificate of Incorporation

Pursuant to the provisions of Section 14A:9-2 (4) and Section 14A:9-4 (3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

1. The name of the corporation is:

Hexion Specialty Chemicals, Inc.

2. The following amendment to the Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the 1st day of October, 2010

Resolved, that Article I of the Certificate of Incorporation be amended to read as follows:

The name of the corporation is Momentive Specialty Chemicals Inc.

3. The number of shares outstanding at the time of the adoption of the amendment was:    82,556,847

The total number of shares entitled to vote thereon was:    82,556,847

4. The number of shares voting for and against such amendment is as follows: (If the shares of any class or series are entitled to vote as a class, set forth the number of shares of each such class and series voting for and against the amendment, respectively).

Number of Shares Voting for Amendment	Number of Shares Voting Against Amendment
82,556,847	0

BY:	/s/ Ellen German Berndt

(Signature)

Dated this 1 day of October, 2010